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                       Renewal of Distribution Agreement

Agreement made this 31st day of July, 2003 by and between Nuveen Multistate Trust II (formerly Nuveen Flagship Multistate Trust II), a Massachusetts business trust (the "Fund"), and Nuveen Investments, LLC a Delaware corporation (the "Underwriter");

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the "Agreement") pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 1, 2003 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 1, 2004 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 2004 and ratify and confirm the Agreement in all respects.

                                         NUVEEN MULTISTATE TRUST II


                                         By: /s/ Jessica R. Droeger
                                             -----------------------------------
                                                 Vice President


ATTEST:


/s/ Virginia L. O'Neal
--------------------------------------
    Assistant Secretary


                                         NUVEEN INVESTMENTS, LLC


                                         By: /s/ Larry Martin
                                             -----------------------------------
                                                 Vice President


ATTEST:


/s/ Stuart Cohen
--------------------------------------
    Assistant Secretary

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